Exhibit 21.1

                              List of Subsidiaries of the Company

Name                                                 State of Incorporation

Stratasoft, Inc                                      Texas

IT Staffing, Inc.                                    Delaware

Allstar Systems Rio Grande, Inc.                     Texas